Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed, and has been marked with a “[***]” where the information has been omitted from the filed version of the exhibit..

9900 South 57th Street

Franklin, Wisconsin

LANDLORD

VESTA INTERMEDIATE FUNDING, INC.

TENANT

SIENTRA, INC.

LEASE

ARTICLE I

RECITALS AND DEFINITIONS

Section 1.1 - Recitals.

This Lease (this “Lease”) is entered into as of November 7, 2019 (the “Commencement Date”) by and between VESTA INTERMEDIATE FUNDING, INC., a Delaware corporation (the “Landlord”) and SIENTRA, INC., a Delaware corporation (the “Tenant”).

In consideration of the mutual covenants herein set forth, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which is hereby acknowledged, the Landlord and the Tenant do hereby agree to the terms and conditions set forth in this Lease.

Section 1.2 - Definitions.

Capitalized terms used in this Lease have the meanings set forth in this Section 1.2, Exhibit A or elsewhere in this Lease.

“Additional Rent” means all charges payable by the Tenant pursuant to this Lease other than Annual Fixed Rent, including without implied limitation (i) the Tenant’s Tax Expense Allocable to the Premises (as defined in Section 3.2), (ii) the Tenant’s Operating Expenses Allocable to the Premises (as defined in Section 3.3), (iii) amounts payable for the Landlord Services, and (iv) Tenant’s obligations for payments pursuant to the Work Letter.

“Affiliate” means with respect to any specified person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such specified person or entity.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement dated on or about the date hereof, by and between Landlord (as Seller) and Tenant (as Purchaser).

“Intentionally Deleted”

“Annual Fixed Rent” - See Section 3.1.

“Building” means the building located at 9900 South 57th Street, Franklin, Wisconsin, in which the Premises is located.

“Commencement Date” – November 7, 2019.

“Expansion Premises” - See Exhibit A.

“Force Majeure” means any fire, flood, earthquake or other natural disaster, explosion, war, terrorism, embargo, riot, insurrection or other civil unrest, strike or other labor disturbances, trouble or shortages, failure of or accidents involving a party’s facilities, machinery or equipment, accidents, shortage of or inability to obtain raw materials, supplies, machinery, equipment, fuel, power or transportation, compliance with any law order, regulations, direction or request made by any governmental authority, or any other similar event beyond a party’s reasonable control.

“Initial Premises” - See Exhibit A.

“Initial Term” - See Exhibit A.

“Land” means the parcel of land situated in Franklin, Wisconsin, on which the Building is located.

“Landlord” - See Section 1.1.

“Landlord’s Original Address” - See Exhibit A.

“Lease” - See Section 1.1.

“Lease Year” means each period of one year during the Term commencing on the Commencement Date or on any anniversary thereof.

“Permitted Uses” - See Exhibit A.

“Premises” - See Exhibit A and Section 2.1.

“Property” means the Land and the Building.

“Sientra Common Areas” means those portions of the Property which are not part of the Premises and to which the Tenant has appurtenant rights pursuant to Section 2.2.

“Tenant” - See Section 1.1.

“Tenant’s Original Address” - See Exhibit A.

“Term” means the Initial Term together with any Extension Term (as defined in Section 2.6).

“Work Letter” means the terms attached hereto as Exhibit E, relating to the Build Out (as defined therein).

Section 1.3 - Exhibits.

The Exhibits to this Lease, which are listed hereinbelow, are incorporated herein by this reference and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits, including any Exhibits not attached but separately delivered to Tenant, are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stipulated therein.

EXHIBIT A	Basic Lease Terms
EXHIBIT B	Depiction of Initial Premises, Secure Access Points, Sientra Common Areas
EXHIBIT C	Depiction of Expansion Premises
EXHIBIT D	Depiction of Premises after Build Out
EXHIBIT E	Buildout
EXHIBIT F	Rules and Regulations
EXHIBIT G	Landlord Services

ARTICLE II

PREMISES AND TERM

Section 2.1 - Premises.

The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, for the Term, the Premises. As of the Commencement Date, the Premises shall consist of only the Initial Premises. In order to designate certain boundaries of the Initial Premises which currently may not be separately demised by walls, on or before the Commencement Date and/or within a reasonable period of time after the Commencement Date, Landlord and Tenant may reasonably agree to install signage, curtains or similar temporary separation to identify the boundaries of the Initial Premises, all as shall be reasonably agreed to by the parties, including the allocation and/or sharing of any costs related thereto. Within a reasonable period of time after the Commencement Date, Landlord, at Tenant’s sole cost and expense ([[***]]), shall install or cause to be installed secure access points (a) from outside the Building at Tenant’s entrance to the Initial Premises and (b) within the Building to secure access between the Premises and the remainder of the Building, in accordance with the budget and design plans reasonably approved by Landlord and Tenant, in the locations set forth on Exhibit B-2, attached hereto.

Effective upon Substantial Completion (as defined in the Work Letter) of the Expansion Premises, the Premises shall be deemed to consist of the Initial Premises and the Expansion Premises, as depicted on Exhibit D, attached hereto and incorporated by reference herein. Upon Substantial Completion of the Expansion Premises, the parties shall execute an amendment to this Lease in order to memorialize, among other things, the addition of the Expansion Premises and the updated percentages for calculating Tenant’s Tax Expense Allocable to the Premises and Tenant’s Operating Expenses Allocable to the Premises. In addition, effective upon the Substantial Completion of the Expansion Premises, the Sientra Common Areas shall no longer include (i) any restrooms located outside of the Premises, (ii) any locker rooms located outside of the Premises, (iii) any temporary or other office space located outside of the Premises, (iv) any vending machines or cafeteria areas located outside of the Premises, (v) any areas shown in blue on Exhibit B-3 attached hereto and incorporated by reference herein, and (vi) any of the restricted access areas shown in orange on Exhibit B-3 attached hereto and incorporate by reference herein.

[[***]]

[***]

Landlord shall have no obligation to perform any work or make any installations or improvements in order to prepare the Premises for Tenant’s occupancy, except as may be set expressly forth in this Lease, including without limitation, the Work Letter. The taking of possession of the Initial Premises and the Expansion Premises by the Tenant shall conclusively establish that the same and the Property were at such time in satisfactory condition, order and repair, except as otherwise provided in the Work Letter; provided that this sentence shall not relieve Landlord of any of its maintenance or repair obligations under this Lease.

Section 2.2 – Sientra Common Areas.

The Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use in common with others, subject to all reasonable rules and regulations (which shall be non-discriminatory with respect to any other tenants of the Property, but not with respect to Landlord) made by the Landlord of which the Tenant is given notice; provided that, Tenant’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, shall be required for any such rules and regulations that materially increase Tenant’s obligations under the Lease or that are reasonably likely to have a material adverse effect on Tenant’s business or operations at the Premises): (i) the areas shown in blue on Exhibit B-3, attached hereto and incorporated by reference herein, (ii) only with respect to Tenant’s employee’s or agents needing access in connection with the performance of their responsibilities, the restricted access areas shown in orange on Exhibit B-3, attached hereto and incorporated by reference herein and (iii) the parking areas described in Section 2.4 of this Lease. For clarification purposes, the Sientra Common Areas shall not include any areas shown in red on Exhibits B-3 or Exhibit D, attached hereto and incorporated by reference herein. The current Rules and Regulation are attached on Exhibit F. If there are any conflicts between the provisions of such rules and regulations and any provisions of this Lease, the provisions of this Lease shall govern. For clarification purposes, neither Tenant nor any of its employees, agents, visitors or invitees may access, use or occupy any other portions of the Property other than the Premises and the Sientra Common Areas; provided, however, that upon reasonable prior notice to Landlord and upon obtaining Landlord’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), Tenant shall be granted access to other portions of the Property to the extent reasonably required in order for Tenant’s use and enjoyment of the Premises or to perform Tenant’s obligations under this Lease, which access shall remain subject to all of the other terms and conditions of this Lease, including, without limitation, Sections 4.3, 5.2 and Exhibit F of this Lease.

Section 2.3 - Landlord’s Reservations.

The Landlord reserves the right from time to time, without unreasonable interference with (i) the Tenant’s use or enjoyment of the Premises, or (ii) the Tenant’s business, manufacturing or other operations at the Premises: (A) to install, use, maintain, repair, replace and relocate for service to the Premises and/or other parts of the Building, pipes, ducts, conduits, wires and appurtenant fixtures and equipment, wherever located in the Premises or the Building, and (B) to alter or relocate any other common area or other parts of the Building or the Property; provided, that Landlord shall not make any change to the Premises or the access or parking for Tenant’s Premises without Tenant’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 2.4 - Parking.

Tenant and its employees, agents, visitors and invitees shall have the non-exclusive right to park in the parking lot serving the Property (the “Parking Lot”) and Tenant’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any modification of the Parking Lot, or rights to use the Parking Lot, if such modification is reasonably likely to result in the Parking Lot having less than 140 parking spaces available for Tenant’s use at any time. From time to time, Landlord and Tenant may reasonably agree upon any parking areas which shall be reserved for the exclusive use of Tenant, at which time (i) Tenant and its employees, agents, visitors and invitees shall only park in such exclusive areas and (ii) Landlord shall communicate to its employees that any such reserved parking areas are for Tenant’s exclusive use (and Landlord shall not be in default of its obligations under this sentence of Section 2.4 so long as it uses commercially reasonable efforts to have its employees not park in such exclusive areas). Tenant agrees that it and all persons claiming by, through and under it, shall at all times abide by the reasonable parking rules and regulations promulgated by the Landlord, of which Tenant is given notice, with respect to the use of the parking areas provided by the Landlord pursuant to this Lease.

Section 2.5 - Intentionally Deleted.

Section 2.6 - Extension Option.

Provided there has been no Event of Default which is uncured and continuing on the part of the Tenant, Tenant shall have the right to extend the Initial Term hereof for one (1) period of four (4) years (the “Extension Term”). Such right to extend the Initial Term shall be exercised by the giving of written notice by Tenant to Landlord at least twelve (12) months prior to the expiration of the Initial Term. Upon the giving of such notice, this Lease and the Initial Term hereof shall be automatically extended for an additional term of four (4) years without the necessity for the execution of any additional documents except a document evidencing the Annual Fixed Rent for the Extension Term to be determined as set forth below. Time shall be of the essence with respect to the Tenant’s giving notice to extend the Term. The Extension Term shall be upon all the terms, conditions and provisions of this Lease except that (i) the Annual Fixed Rent during the Extension Term shall be as calculated below and (ii) the terms of this Section 2.6 shall not apply during the Extension Term.

[***]

ARTICLE III

RENT AND OTHER PAYMENTS

Section 3.1 - Annual Fixed Rent.

From and after the Commencement Date, the Tenant shall pay Landlord, without notice or demand, monthly installments of one-twelfth (1/12th) of the Annual Fixed Rent in effect and applicable to the Premises, in advance, on the first day of each calendar month of the Term and of the corresponding fraction of said one-twelfth (1/12th) for any fraction of a calendar month at the Commencement Date or end of the Term. The Annual Fixed Rent during the Initial Term shall be as set forth in Exhibit A and the Annual Fixed Rent during the Extension Term shall be as set forth in Section 2.6 of this Agreement. Rent shall be paid in such manner and to such place as Landlord shall designate from time to time, and without any set-off, offset, abatement or deduction whatsoever. Tenant shall pay to Landlord the amount of any tax or excise on rent (except net income or estate taxes) which is assessed or imposed by any governmental authority upon Landlord or upon Tenant and which is so assessed, imposed or paid as a result of Landlord’s ownership of the Premises or of this Lease or the rentals accruing under this Lease.

Section 3.2 - Real Estate Taxes.

From and after the Commencement Date, during the Term, the Tenant shall pay to the Landlord, as Additional Rent, the Tenant’s Tax Expenses Allocable to the Premises (as such term is hereinafter defined) in accordance with this Section 3.2. The following terms shall have the meanings indicated or referred to below:

(a)	“Tax Year” means the calendar year in which the Commencement Date falls and each succeeding calendar year in which any portion of the Term falls.

(b)

“The Tenant’s Tax Expense Allocable to the Premises” means that portion of the Landlord’s Tax Expenses for a Tax Year which bears the same proportion thereto as the floor area of the Premises (from time to time) bears to the total floor area of the Building.

(c)

“The Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate Real Estate Taxes (as defined below) on the Property with respect to that Tax Year, reduced by any abatement or other tax refunds or credits received with respect to that Tax Year, plus any reasonable fees paid to third party consultants used by Landlord in connection with the calculation, abatement or refunding of Real Estate Taxes.

(d)

“Real Estate Taxes” means (i) all taxes and special assessments of every kind and nature assessed by any governmental authority on the Property; and (ii) reasonable expenses of any proceedings for abatement of such taxes or special assessments. Any special assessments to be included within the definition of “Real Estate Taxes” for any Tax Year shall be limited to the amount of the installment (plus any interest thereon) of such special assessment (which shall be payable over the longest period permitted by law) required to be paid during such Tax Year. There shall be excluded from Real Estate Taxes all income, estate, succession, inheritance, excess profit, franchise and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on the Landlord a capital levy or other tax on the gross rents received with respect to the Property, or a federal, state, county, municipal or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so based, shall be deemed to be included within the term “Real Estate Taxes.”

Payments by the Tenant on account of the Tenant’s Tax Expenses Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent and shall be in the amount of one-twelfth (1/12th) of the Tenant’s Tax Expenses Allocable to the Premises for the current Tax Year as reasonably estimated by the Landlord.

Within a reasonable period of time after the end of each Tax Year (but not greater than 180 days), the Landlord shall render the Tenant a statement in reasonable detail showing for the preceding Tax Year or fraction thereof, as the case may be, Real Estate Taxes for such Tax Year, and any abatements or refunds of such Real Estate Taxes. Expenses incurred in obtaining any tax abatement or refund may be charged against such tax abatement or refund before the adjustments are made for the Tax Year. If at the time such statement is rendered it is determined with respect to any Tax Year, that the Tenant has paid (i) less than the Tenant’s Tax Expenses Allocable to the Premises or (ii) more than the Tenant’s Tax Expenses Allocable to the Premises, then, in the case of clause “(i)” the Tenant shall pay to the Landlord, as Additional Rent, within thirty (30) days of such statement the amount of such underpayment and, in the case of clause “(ii)” the Landlord shall credit the amount of such overpayment against the next monthly installments of the Tenant’s Tax Expenses Allocable to the Premises next thereafter coming due (or refund such overpayment if the Term has expired or earlier terminated within thirty (30) days after such expiration or termination).

To the extent that Real Estate Taxes shall be payable to the taxing authority in installments with respect to periods other than a Tax Year, the statement to be furnished by the Landlord shall be rendered and payments made on account of such installments.

Section 3.3 - Operating Expenses.

From and after the Commencement Date, during the Term, the Tenant shall pay to the Landlord, as Additional Rent, the Tenant’s Operating Expenses Allocable to the Premises, as hereinafter defined, in accordance with this Section 3.3. The following terms shall have the meanings indicated or referred to below:

(a) [***]:

i. [***].

(b) [***].

(c) [***]:

a. [***];

b. [***];

c. [***];

d. [***];

e. [***];

f. [***];

g. [***];

h. [***];

i. [***];

j. [***];

k. [***];

l. [***]; and/or

m. [***].

Payments by the Tenant for its share of the Operating Expenses for the Property shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to the Landlord shall be an amount from time to time reasonably estimated by the Landlord to be sufficient to aggregate a sum equal to the Tenant’s share of the Operating Expenses for the Property for the applicable calendar year.

Within a reasonable period of time after the end of each calendar year (not to exceed 180 days) or fraction thereof at the end of the Term, the Landlord shall render the Tenant a statement in reasonable detail showing for the preceding calendar year or fraction thereof, as the case may be, the Operating Expenses for the Property and the Tenant’s Operating Expenses Allocable to the Premises. Said statement to be rendered to the Tenant also shall show for the preceding calendar year of Landlord or fraction thereof, as the case may be, the amounts of Operating Expenses already paid by the Tenant. If at the time such statement is rendered it is determined with respect to any calendar year or fraction thereof, that the Tenant has paid (i) less than the Tenant’s Operating Expenses Allocable to the Premises or (ii) more than the Tenant’s Operating Expenses Allocable to the Premises, then, in the case of clause “(i)” the Tenant shall pay to the Landlord, as Additional Rent, within thirty (30) days of such statement the amounts of such underpayment and, in the case of clause “(ii)” the Landlord shall credit the amount of such overpayment against the next monthly installment of the Tenant’s Operating Expenses Allocable to the Premises (or refund such overpayment if the Term has expired or earlier terminated within thirty (30) days after such expiration or termination). After delivery to Landlord of at least thirty (30) days’ prior written notice, Tenant, at its sole cost and expense through any accountant designated by it (so long as the same executes a confidentiality agreement in favor of Landlord and in form and substance reasonably acceptable to Landlord), shall have the right to examine and/or audit the books and records evidencing Operating Expenses and Tax Expenses for the previous calendar year, during Landlord’s reasonable business hours at a time reasonably agreed to by Landlord but not more frequently than once during any calendar year.

Section 3.4 - Other Utility Charges.

During the Term, the Tenant shall pay directly to the provider of the service all separately metered charges for service in the Premises, and shall pay to Landlord as Additional Rent, the Tenant’s Operating Expenses Allocable to the Premises in accordance with and subject to the terms of Section 3.3 of the Lease, for any utility services which are not separately metered.

Section 3.5 - Landlord Services.

(a) Landlord shall provide or cause to be provided the services set forth on Exhibit G, attached hereto and incorporated by reference herein (the “Landlord Services”), in accordance with the terms thereof and of this Lease. [***].

(b) In consideration for the performance of the Landlord Services, the Tenant shall pay to the Landlord, as Additional Rent, (i) with respect to any Landlord Services which set forth a specific charge on Exhibit G, attached hereto and incorporated by reference, the amounts set forth therein with respect to the applicable Landlord Services and (ii) with respect to any Landlord Services which do not set forth a specific charge on Exhibit G, attached hereto and incorporated by reference, the Tenant’s Operating Expenses Allocable to the Premises in accordance with and subject to the terms of Section 3.3 of the Lease (with the costs of such Landlord Services being deemed to be Operating Expenses for the Property to the extent any of the same were not already considered a part thereof) with respect to the applicable Landlord Services.

(c) [***].

Section 3.6 - No Offsets.

Annual Fixed Rent and Additional Rent shall be paid by the Tenant without offset, abatement or deduction except as specifically permitted herein.

Section 3.7 [***].

Section 3.8 Trash and Hazardous Material Storage and Disposal.

Landlord is (i) performing or causing to be performed certain non-hazardous trash removal services as part of the Landlord Services and (ii) temporarily performing or causing to be performed certain hazardous material storage and disposal services in accordance with and for the periods of time set forth in the Transition Services Agreement. Following the expiration or earlier termination of the applicable period of time for the performance of the foregoing services under the Transition Services Agreement, Tenant shall be required to perform or cause to be performed any such hazardous material storage and disposal services in accordance with all applicable laws (including, without limitation, obtaining any necessary generator IDs and other necessary governmental permits and approvals) and otherwise in accordance with the terms and provisions of this Lease. On a quarterly basis and upon Landlord’s request, Tenant shall provide Landlord (and its contractor if applicable) with (i) certifications regarding Tenant’s operations at the Premises, including, but not limited to all waste, wastewater and storm water generated from Tenant’s operations, in accordance with the certifications required by the applicable regulatory requirements and (ii) any other information relating thereto reasonably requested by Landlord.

ARTICLE IV

ALTERATIONS

Section 4.1 - Consent Required for Tenant’s Alterations.

The Tenant shall not make alterations or additions to the Premises without first obtaining Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. As a condition precedent for any such approval with respect to certain alterations or improvements, Landlord may also reasonably request to review and/or approve any applicable plans and specifications, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for Landlord’s actual, reasonable out-of-pocket costs for any third party architectural, engineering, environmental or other consulting or professional services required by Landlord in connection with Landlord’s review and approval of Tenant’s plans and specifications.

Section 4.2 - Ownership of Alterations.

Pursuant to the Asset Purchase Agreement, Tenant purchased certain “Acquired Assets” as defined in the Asset Purchase Agreement from Landlord (together with any alterations, improvements or modifications thereto performed after the Commencement Date, the “Acquired Assets”). All other (i) improvements and alterations to the Premises existing as of the Commencement Date (other than the Acquired Assets) and (ii) alterations and additions to the Premises made by Tenant pursuant to the terms of this Lease (other than the Acquired Assets), which in each case cannot be removed from the Premises at the expiration or earlier termination of the Lease without materially damaging the Premises shall be part of the Building and owned by the Landlord unless at the time of Landlord’s approval of any such alterations or additions, Landlord shall have informed Tenant in writing of the alterations or additions which must be removed by Tenant upon the expiration or earlier termination of this Lease. All Acquired Assets, other equipment and furnishings not permanently attached to the Premises and any and all personal property of Tenant shall remain the property of the Tenant and shall be removed by the Tenant upon the expiration or earlier termination of this Lease in accordance with Section 11.9 of this Lease.

Section 4.3 - Construction Requirements for Alterations.

All construction work approved by or on behalf of Landlord and performed by or on behalf of the Tenant shall be done in a good and workmanlike manner employing only first-class materials and labor and in compliance with Landlord’s reasonable rules and regulations and with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Building. The Landlord or Landlord’s authorized agent may (but without any implied obligation to do so) inspect the work of the Tenant at reasonable times and shall give notice of observed defects. All of the Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by the Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or unreasonably interfere with Building construction or operation and, except for installation of furnishings, shall be performed by contractors or workmen first approved by the Landlord, which approval the Landlord agrees not to unreasonably withhold, condition or delay. The Tenant, before starting any work, shall receive and comply with Landlord’s reasonable rules and regulations and shall cause Tenant’s contractors to comply therewith, shall secure all licenses and permits necessary therefor, shall deliver to the Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them; and cause each contractor to carry worker’s compensation insurance in statutory amounts covering all the contractors’ and subcontractors’ employees and commercial general public liability insurance with such limits as the Landlord may require reasonably, but in no event less than [***] or in such other amounts as Landlord may reasonably require covering personal injury and death and property damage (all such insurance to be written by companies reasonably approved by the Landlord and insuring the Landlord and the Tenant as well as the contractors and to contain a requirement for at least thirty (30) days’ notice to the Landlord prior to cancellation, nonrenewal or material change), and to deliver to the Landlord certificates of all such insurance. Landlord shall be named as an additional insured on any contractor’s or subcontractor’s commercial general liability insurance.

Section 4.4 - Payment for Tenant Alterations.

The Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by or on behalf of the Tenant, its agents, employees or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Property and promptly to discharge any such liens which may so attach. If any such lien shall be filed against the Premises or the Property as a result of any work done on the Premises by or on behalf of Tenant, its agents, employees or independent contractors, and the Tenant shall fail to cause such lien to be discharged or bonded within thirty (30) days after the filing thereof, the Landlord may cause such lien to be discharged by payment, bond or otherwise without investigation as to the validity thereof or as to any offsets or defenses which the Tenant may have with respect to the amount claimed; provided, that if Tenant shall have bonded such lien (and maintained such bond in place during the entirety of any such proceedings), then Tenant may contest such lien by appropriate proceedings. The Tenant shall reimburse the Landlord, as Additional Rent, for any reasonable cost so incurred and shall indemnify and hold harmless the Landlord from and against any and all claims, costs, damages, liabilities and expenses (including reasonable attorneys’ fees) which may be incurred or suffered by the Landlord by reason of any such lien or its discharge.

ARTICLE V

MAINTENANCE AND REPAIRS

Section 5.1 - Maintenance by Landlord.

Except as otherwise provided in Article VIII, the Landlord shall make such repairs to all structural elements of the Building, including without limitation, the roof, exterior and other load-bearing walls and floor and floor slabs as may be necessary to keep and maintain the same in good order, condition and repair, reasonable wear and tear excepted, and maintain and make, or cause to be maintained and made, such repairs to the Sientra Common Areas as may be necessary to keep them in good order, condition and repair, and all utility systems and mechanical systems and equipment serving the Building and not exclusively serving the Premises. The Landlord shall in no event be responsible for the cost of (i) any maintenance, repairs or replacements or (ii) for any condition in the Premises or the Building, in either case to the extent caused by an act or omission by Tenant, or any invitee or contractor of the Tenant, all of which shall be performed by Landlord at Tenant’s expense as set forth in Section 5.2 below. Tenant, its employees, agents and contractors, shall cooperate in the ongoing conduct of any reasonable environmental management programs conducted by Landlord, and shall participate and comply with the reasonable requirements and recommendations of such programs to the extent Tenant is notified of same and such requirements and recommendations pertain to the operations or maintenance responsibilities of the Tenant under this Lease. Except as otherwise provided in this Lease, Landlord’s reasonable costs in performing the obligations contained in this Section 5.1 shall be reimbursed by the Tenant to the extent provided in Section 3.3.

(b) During the term of this Lease, the Landlord shall use all commercially reasonable efforts to maintain in good standing the Air Pollution Control Permits. If applicable during the term of this Lease, the Landlord shall prepare and timely submit any permit renewal applications necessary to maintain the Air Pollution Control Permits, and the Tenant shall provide such documents and information reasonably necessary for Landlord to prepare such renewal applications in response to the written request by Landlord. The Landlord shall pay all out-of-pocket costs , fees and expenses related to the renewal of the Air Pollution Control Permits required in connection with this Lease.

Section 5.2 - Maintenance of Premises by Tenant.

The Tenant shall keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, including utility systems, mechanical equipment and other systems exclusively serving the Premises, reasonable wear and tear excepted, and shall surrender the Premises at the end of the Term in such condition, first removing all goods and effects of the Tenant and, to the extent specified by the Landlord by notice to the Tenant pursuant to Section 4.2, all alterations and additions made by the Tenant, and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. [***]. The Tenant shall be responsible for the cost of Landlord’s performance of any maintenance, repairs or replacements to the Property which may be made necessary by any act or omission of Tenant, or any invitee or contractor of the Tenant. All of Tenant’s data, networking, security and other systems and equipment, shall be maintained by Tenant. Tenant shall provide or cause to be provided any pest control or related services for the Premises in order to keep the same in a clean and sanitary condition.

Section 5.3 - Delays.

The Landlord shall not be liable to the Tenant for any compensation or reduction of rent by reason or inconvenience or annoyance or for loss of business arising from the necessity of the Landlord or its agents entering the Premises for any purposes authorized in this Lease, or for repairing the Premises as required or permitted herein or any portion of the Building. In case the Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on the Landlord’s part, by reason of any Force Majeure, the Landlord shall not be liable to the Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall the Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in the Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

The Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency, until necessary repairs have been completed; provided, however, that in each instance of stoppage, the Landlord shall exercise commercially reasonable efforts to eliminate the cause thereof. Except in case of emergency repairs, the Landlord will give the Tenant reasonable advance notice of any contemplated stoppage and will use diligent efforts to avoid unnecessary inconvenience to the Tenant by reason thereof. In no event shall the Landlord have any liability to the Tenant for the unavailability of heat, light or any utility or service to be provided by the Landlord to the extent that such unavailability is caused by Force Majeure, provided, however, that the Landlord is obligated to exercise commercially reasonable efforts to restore the services or utility systems’ operation.

ARTICLE VI

TENANT COVENANTS

The Tenant covenants during the Term and for such further time as the Tenant occupies any part of the Premises:

Section 6.1 - Permitted Uses.

The Tenant shall occupy the Premises only for the Permitted Uses, and shall not injure or deface the Premises or the Property. The Tenant shall give written notice to the Landlord of any materials on OSHA’s right to know list or which are subject to regulation by any other federal, state, municipal or other governmental authority and which the Tenant intends to have present at the Premises. The Tenant shall comply with all requirements of public authorities in connection with methods of storage, use and disposal thereof. The Tenant shall not permit in the Premises any nuisance, or the emission from the Premises of any objectionable noise, odor or vibration, nor use or devote the Premises or any part thereof for any purpose which is contrary to applicable law or ordinance or reasonably likely to invalidate premiums for any insurance on the Building or its contents or reasonably likely to render necessary any alteration or addition to the Building, nor commit or permit any waste in or with respect to the Premises, nor generate, store or dispose of any oil, toxic substances, hazardous wastes, or hazardous materials (each a, “Hazardous Material”), or permit the same in or on the Premises or any parking areas provided for under this Lease, unless first giving Landlord notice thereof (except for any Hazardous Material used by Landlord in the manufacturing of products for Tenant prior to the Commencement Date, so long as such are used in substantially the same manner as such use by Landlord). The Tenant shall comply with all applicable laws, rules and regulations in connection with the handling, storage, use and disposal of any such permitted Hazardous Material, except for any non-compliance that would not be reasonably expected to result in material liability. The Tenant shall not dump, flush or in any way introduce any Hazardous Materials into septic, sewage or other waste disposal systems serving the Premises or any parking areas provided for under this Lease, except as specifically permitted by government license or permit. The Tenant will indemnify the Landlord, its Affiliates, any third parties (including, without limitation, any governmental or quasi-governmental agencies), and their respective successors and assigns, against all claims, loss, cost, and expense, including reasonable attorneys’ fees, incurred as a result of any contamination of the Building after the Commencement Date with Hazardous Materials by the Tenant or Tenant’s contractors, licensees, invitees, agents, servants or employees. Subject to the Transition Services Agreement negotiated by the parties, with respect to any Permitted Use, Tenant shall provide to Landlord copies of all final regulatory filings, licenses and permits Tenant has been required to submit or obtain prior to handling any such Hazardous Materials, together with evidence satisfactory to Landlord that such licenses and/or permits are valid and in full force and effect Tenant shall have received all such licenses and/or permits prior to commencement of its operations in the Premises. From time to time hereafter, upon twenty (20) days advance notice from Landlord, Tenant will provide Landlord with such updated certified copies of licenses and/or permits as the Landlord may reasonably request. Upon request by the Landlord, Tenant shall promptly remove any material or substances which are not in compliance with this Section 6.1.

Section 6.2 - Laws and Regulations.

The Landlord and Tenant shall comply with all federal, state and local laws, regulations, ordinances, executive orders, federal guidelines, and similar requirements in effect from time to time, relating to its use, occupancy and operations at the Property and Premises; provided, that Tenant shall not be obligated to make any structural alterations or capital improvements to the Premises or Property unless and to the extent required because of Tenant’s specific use of the Premises or Tenant’s alterations to the Premises.

Section 6.3 - Rules and Regulations; Signs.

The Tenant shall not obstruct in any manner any portion of the Property not hereby leased; shall not permit the placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises (except as otherwise expressly set forth in this Lease); and shall comply with all reasonable rules and regulations now or hereafter made by the Landlord, of which the Tenant has been given notice, for the care and use of the Property.

Section 6.4 - Safety Compliance.

The Tenant shall keep the Premises equipped with all safety equipment required by law or ordinance or any other regulations of any public authority and to procure all licenses and permits so required because of such use and, if requested by the Landlord, do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Tenant’s Permitted Uses. Tenant shall conduct such periodic tests, evaluations or certifications of safety equipment as are required or recommended in accordance with generally accepted industry standards to ensure that such safety equipment remain in good working order, and shall provide to Landlord copies of such reports, evaluations and certifications as they are periodically obtained by Tenant.

Section 6.5 - Landlord’s Entry.

The Tenant shall permit the Landlord and it agents, after reasonable prior notice (with Landlord agreeing to use commercially reasonable efforts to provide at least twenty-four (24) hours prior notice) except in the case of emergencies, to enter the Premises at all reasonable hours for the purpose of inspecting or of making repairs or performing any of Landlord’s obligations as required or permitted to be made herein to the same.

Section 6.6 - Floor Load.

The Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by law. Further, Tenant shall not move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner, in such areas and at such time as the Landlord shall in each instance reasonably authorize. The Tenant’s machines and mechanical equipment shall be placed and maintained by the Tenant at the Tenant’s expense in settings sufficient to absorb or prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building.

Section 6.7 - Personal Property Tax.

The Tenant shall pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

Section 6.8 - Assignment and Subleases.

The Tenant shall not (ii) assign its rights or delegate its duties under this Lease (whether by operation of law, transfers of interests in Tenant or otherwise), in whole or in part, (ii) mortgage, pledge or encumber its interest in this Lease, in whole or in part, (iii) sublet, or permit the subletting of, the Premises or any part thereof, or (iv) permit the Premises or any part thereof to be occupied or used by any person or entity other than Tenant, without, in each instance of (i)-(iv), having first received the prior written consent of the Landlord, which shall not be unreasonably withheld, conditioned or delayed. Any assignment, sublease or other act described above in this Section 6.8 (each a “Transfer’) made without such consent shall be void. Notwithstanding anything to the contrary in this Lease, Tenant shall be permitted to Transfer all of it interest in this Lease to an Affiliate (defined below) or a Purchaser (defined below, and together with an Affiliate collectively an “assignee”) without Landlord’s consent, provided that (i) Tenant provides Landlord with written notice of such Transfer within three (3) business days thereof along with an assignment and assumption agreement in form and substance reasonably acceptable to Landlord, and (ii) the Transfer shall not relieve Tenant of its obligations hereunder. The term “Affiliate” as used herein means any entity controlled by, in control of or under common control with Tenant. The term “Purchaser” as used in this Section means any person or entity acquiring all or substantially all of the assets of Tenant (whether acquired directly or by acquiring all of the ownership interest of Tenant).

ARTICLE VII

INDEMNITY AND INSURANCE

Section 7.1 - Indemnity.

(a) [***].

(b) [***].

[***].

Section 7.2 - Liability Insurance.

The Tenant shall maintain in full force from the date upon which the Tenant first enters the Premises for any reason, throughout the Term, and thereafter, so long as the Tenant is using or occupying any part of the Premises, a policy of commercial general liability insurance under which the Landlord shall be named as additional insured on terms reasonably acceptable to Landlord, under which the insurer waives all right of subrogation against Landlord and provides a contractual liability endorsement insuring against all claims, demands, causes of actions, expenses, damages, liabilities and losses arising out of or based upon any and all claims, accidents, injuries and damages described in Section 7.1, in the broadest form of such coverage from time to time available. Each such policy shall be noncancellable and nonamendable (to the extent that any proposed amendment reduces the limits or the scope of the insurance required in this Lease) with respect to the Landlord without thirty (30) days’ prior notice to the Landlord and a certificate of insurance shall be delivered to the Landlord. The minimum limits of liability of such insurance shall be [***] ([***]) per occurrence and per policy period for combined bodily injury (or death) and damage to property.

Section 7.3 - Alterations, Improvements and Betterments; Personal Property at Risk.

The Tenant shall maintain in full force at all times throughout the Term, policy(s) of all risk property damage insurance (with ISO Legal Liability Coverage Form (CP 00 44) or equivalent), naming Landlord and the Tenant as insureds as their interests may appear, covering the Premises and all property under the care, custody or control of Tenant, including, without limitation, all of Tenant’s leasehold improvements and alterations to the Premises to the extent of their full replacement costs as updated from time to time during the Term.

The Tenant agrees that all of the improvements, alterations, furnishings, fixtures, equipment, effects and property of every kind, nature and description of the Tenant and of all persons claiming by, through or under the Tenant which, during the continuance of this Lease or any occupancy of the Premises by the Tenant or anyone claiming under the Tenant which, during the continuance of this Lease or any occupancy of the Premises by the Tenant or anyone claiming under the Tenant, may be on the Premises or elsewhere in the Building or on the Land or parking areas provided hereby, shall be at the sole risk and hazard of the Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by the Landlord. Each party shall cause its insurer to waive the insurer’s resulting rights of subrogation with respect to property loss.

Section 7.4 Worker’s Comp. Insurance.

The Tenant shall maintain in full force at all times throughout the Term, Workers’ Compensation Insurance in compliance with all requirements of the laws of the State of Wisconsin, and Employer’s Liability Insurance providing coverage for death, bodily injury, sickness and disease, with limits of not less than [***] per occurrence.

Section 7.5 Other Requirements.

All insurance required of Tenant pursuant to this Lease shall be issued by insurance companies having an A.M. Best financial strength rating of A-/VIII or better. No policy of insurance required of Tenant by this Lease shall contain a deductible or self-insured retention in excess of [***]. All deductibles and self-insured retentions carried by Tenant under its insurance program are the sole responsibility of Tenant and shall not be borne in any way by Landlord.

Section 7.6 - Landlord’s Insurance.

The Landlord may carry, or cause to be carried, such property and liability insurance upon and with respect to the Property as may from time to time be deemed prudent by the Landlord, including, without limitation, any self-insurance, self-insured retentions or deductibles relating thereto as may be deemed prudent by the Landlord; [***].

Section 7.7 - Waiver of Subrogation.

Any insurance carried by Tenant or Landlord, without further request by the other party, shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of any claim, damage, injury or loss. Notwithstanding the foregoing, (i) none of the foregoing shall otherwise affect any party’s obligations or liabilities under this Lease, including, without limitation, any obligations or liabilities under Sections 5 or 7.1 of this Lease and (ii) neither Tenant nor Landlord waives any claims or rights of recovery otherwise expressly available to such party under this Lease (subject to the terms relating thereto) against the other party for injury or loss, including, without limitation, injury or loss caused by the negligence of such other party (but still subject to any restrictions, waivers or other limitations relating thereto expressly set forth in this Lease).

ARTICLE VIII

CASUALTY AND EMINENT DOMAIN

Section 8.1 - Casualties.

(a) If (i) either the Premises or the Building shall be damaged to the extent of more than twenty-five percent (25%) of the cost of replacement thereof, respectively, or (ii) the Premises shall be damaged in whole or in part during the last year of the Lease term or of any renewal term hereof; then in any such event Landlord may terminate this Lease by notice given within ninety (90) days after such event and upon the date specified in such notice, which shall not be less than thirty (30) days nor more than sixty (60) days after the giving of said notice, this Lease shall terminate and come to an end, and Tenant shall vacate and surrender the Premises to Landlord.

(b) If this Lease shall not be terminated as provided in Subsection (a) above, except for all improvements, alterations, furnishings, fixtures, equipment, effects and property of every kind, nature and description of the Tenant and of all persons claiming by, through or under the Tenant, all of which shall be repaired and restored by Tenant at its sole cost and expense, Landlord, at Landlord’s expense, shall, diligently proceed with the repair or restoration of the Premises to place the damaged Premises in substantially the same condition they were in immediately preceding the damage or destruction, subject, however, to applicable laws and codes then in existence; provided that, if Tenant has reasonable grounds to believe that such repairs by Landlord shall not be completed within one hundred eighty (180) days after the occurrence of such damage, then Tenant shall have the right to terminate this Lease upon notice to Landlord given within ninety (90) days after such casualty event, in which event the Lease shall terminate upon the date specified in such notice, which shall not be less than thirty (30) days nor more than sixty (60) days after the giving of said notice, and Tenant shall vacate and surrender the Premises to Landlord otherwise in the condition required by this Lease (subject to any such casualty).

Section 8.2 - Eminent Domain.

Except as hereinafter provided, if the Premises, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for the Tenant’s purposes, shall be taken by condemnation or right of eminent domain, the Landlord or the Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after the effective date of such taking. If so much of the Building shall be so taken that the Landlord reasonably determines that it would be appropriate to raze or substantially alter the Building, the Landlord shall have the right to terminate this Lease by giving notice to the Tenant of the Landlord’s desire to do so not later than thirty (30) days after the effective date of such taking.

Should any part of the Premises be so taken or condemned during the Term, and should this Lease be not terminated in accordance with the foregoing provisions, the Landlord agrees to use reasonable efforts to place the remainder of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable, subject, however, to applicable laws and codes then in existence.

Section 8.3 - Rent After Casualty or Taking.

If the Premises shall be damaged by fire or other casualty, the Annual Fixed Rent and Additional Rent shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by the Tenant. In the event of a taking which reduces the area of the Premises, a just proportion of the Annual Fixed Rent shall be abated for the period of such taking.

Section 8.4 - Taking Award.

Subject to the following sentence, Landlord shall have and hereby reserves and accepts all rights to recover for damages to the Building and the Land, and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid the Tenant hereby grants and assigns to the Landlord, all rights to such damages or compensation; provided that Landlord shall not seek recovery for any losses or other items referenced in the following sentence as included in the definition of Tenant’s Taking Award. Notwithstanding the foregoing, Tenant shall be entitled to any separate award for Tenant’s relocation expenses, loss of business good will and/or loss of or damage to Tenant’s trade fixtures, removable personal property and improvements (without regard to whether or not this Lease is terminated as the result of such taking), and for that purpose all alterations or improvements to the Premises paid for by Tenant shall be considered the property of Tenant and Tenant shall be entitled to any and all compensation which is payable therefore (such compensation “Tenant’s Taking Award”), provided that such action by Tenant shall not affect the amount of compensation otherwise recoverable by the Landlord from the taking authority pursuant to the preceding sentence.

ARTICLE IX

DEFAULT

Section 9.1 - Tenant’s Default.

Each of the following shall constitute an “Event of Default”:

(a)

Failure on the part of the Tenant to pay in full the Annual Fixed Rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, if such failure continues for five (5) days after written notice from the Landlord that the same are past due; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Landlord has given Tenant written notice under this Section 9.1(a) on more than two (2) occasions during the twelve (12) consecutive month period preceding such failure to pay by Tenant.

(b)

Failure on the part of the Tenant (i) to perform or observe any other term or condition contained in this Lease if the Tenant shall not cure such failure within thirty (30) days after notice from the Landlord to the Tenant thereof, provided that in the case of breaches of obligations under this Lease which cannot be cured within thirty (30) days through the exercise of due diligence, so long as the Tenant commences such cure within thirty (30) days, and the Tenant diligently pursues such cure, such breach shall not be deemed to create an Event of Default, (ii) to pay the Post-Closing Purchase Price Payments as set forth in Section 1.6(a)(ii) of the Asset Purchase Agreement or (iii) to issue to Landlord the Shares (as defined in the Asset Purchase Agreement) in accordance with and subject to the terms of Section 1.6(b) of the Asset Purchase Agreement.

(c)

The taking of the estate hereby created on execution or by other process of law; or a judicial declaration that the Tenant is bankrupt or insolvent according to law; or any assignment of the property of the Tenant for the benefit of creditors; or the appointment of a receiver, guardian, conservator, trustee in bankruptcy or other similar officer to take charge of all or any substantial part of the Tenant’s property by a court of competent jurisdiction; or the filing of an involuntary petition against the Tenant under any provisions of the bankruptcy act now or hereafter enacted if the same is not dismissed within ninety (90) days; the filing by the Tenant of any voluntary petition for relief under provisions of any bankruptcy law now or hereafter enacted.

(d)	The Premises shall become vacant, deserted or abandoned.

(e)

Tenant’s failure to perform or comply with any material agreement, covenant or obligation under the Asset Purchase Agreement or under any of the Ancillary Agreements as defined in the Asset Purchase Agreement (excluding the Bill of Sale, Assignment and Assumption Agreement and Supply Agreement), beyond any applicable notice and cure period relating to such failure.

If an Event of Default shall occur, then, in any such case, the Landlord lawfully may, immediately or at any time thereafter, give notice to the Tenant specifying the Event of Default and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term, and the Tenant will then quit and surrender the Premises to the Landlord, but the Tenant shall remain liable as hereinafter provided.

Section 9.2 - Damages.

In the event that this Lease is terminated pursuant to Section 9.1 above, Tenant shall be liable for and shall pay to Landlord (i) all Annual Fixed Rent, Additional Rent and other charges and sums due under this Lease at the time of termination of this Lease or termination of Tenant’s right of possession, as the case may be, and (ii) damages equal to the Additional Fixed Rent, Additional Rent, and all other charges and sums due under this Lease for the entire Term, which liability shall survive the termination of this Lease, the re-entry into the Premises by Landlord, and the commencement of any action to secure possession of the Premises. The parties hereby acknowledge and agree that Landlord leased the Premises to Tenant in connection with the consummation of the Asset Purchase Agreement, and that Landlord is otherwise not in the business of, and is not interested in, leasing any portion of the Building to any other party. Accordingly, the parties hereby acknowledge and agree that, to the fullest extent permitted by applicable laws, Landlord shall not be required to exercise any efforts to relet the Premises or any portion thereof to mitigate its damages.

Section 9.3 - Cumulative Rights.

The specific remedies to which the Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by the Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, the Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions. Nothing contained in this Lease shall limit or prejudice the right of the Landlord to prove for and obtain in proceedings for bankruptcy, insolvency or like proceedings by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

Section 9.4 - Self-help.

If the Tenant shall at any time fail to perform or comply with any agreement, covenant or obligation under this Lease, the Landlord shall have the right, but not the obligation, after expiration of any applicable notice and grace period set forth herein, upon reasonable, but in no event more than ten (10) days’ notice to the Tenant (except in case of emergency in which case no notice need be given), to perform or cause Tenant’s compliance with such agreements, covenants or obligations at Tenant’s sole cost and expense. The Landlord may exercise its rights under this Section without waiving any other of its rights or releasing the Tenant from any of its obligations under this Lease.

Section 9.5 - Enforcement Expenses.

Each party hereto shall promptly reimburse the other for all costs and expenses, including without limitation reasonable legal fees, incurred by such party in exercising and enforcing its rights under this Lease following the other party’s failure to comply with its obligations hereunder, whether or not such failure constitutes an Event of Default pursuant to Sections 9.1 or 9.7 hereof.

Section 9.6 - Late Charges and Interest on Overdue Payments.

In the event that any payment of Annual Fixed Rent or Additional Rent shall remain unpaid for a period of ten (10) days after the same are due, there shall become due to the Landlord from the Tenant, as Additional Rent and as compensation for the Landlord’s extra administrative costs in investigating the circumstances of late rent, a late charge of two percent (2%) of the amount overdue. In addition, any Annual Fixed Rent and Additional Rent not paid when due shall bear interest from the date due to the Landlord until paid at the variable rate (the “Default Interest Rate”) equal to the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum interest rate permitted by applicable laws.

Section 9.7 - Landlord’s Right to Notice and Cure.

The Landlord shall in no event be in default in the performance of any of the Landlord’s obligations hereunder unless and until the Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default provided such cure is diligently pursued to completion, after notice by the Tenant to the Landlord expressly specifying wherein the Landlord has failed to perform any such obligation.

ARTICLE X

SUBORDINATION; ESTOPPEL CERTIFICATES

Section 10.1 - Subordination.

(a) Landlord reserves the right to demand and obtain from Tenant, and Tenant shall deliver to Landlord within ten (10) days after receipt of such demand, a waiver of priority or subordination of this Lease, in recordable form reasonably acceptable to Tenant, subordinating Tenant’s Lease in favor of any mortgages, refinancings, replacements, renewals, modifications, extensions or consolidations placed upon the Premises from time to time by the Landlord; provided that Landlord shall concurrently procure from any mortgagees an agreement (a “SNDA”) providing in substance that so long as Tenant shall faithfully discharge the obligations on its part to be kept and performed under the terms of this Lease, Tenant’s tenancy will not be disturbed by any default under such mortgage, and Tenant agrees that this Lease shall remain in full force and effect even though default in the mortgage may occur. Tenant agrees to attorn to any ground lessor or any mortgagee or purchaser in a foreclosure sale as Landlord under this Lease. Landlord represents and warrants that there is no current mortgage on the Property.

(b) Tenant covenants and agrees that Tenant shall within ten (10) days after Landlord’s request execute in recordable form and deliver to Landlord whatever instruments may be required to acknowledge and further evidence the subordination of Tenant’s Lease and/or the attornment by Tenant to such lessor, mortgagee or purchaser. If Tenant within ten (10) days after submission of any such instrument fails to execute the same, Landlord is hereby authorized to execute the same as attorney-in-fact for Tenant.

(c) Any mortgagee of all or any part of the Property may at any time elect to have this Lease have priority over its mortgage, by executing unilaterally an instrument subordinating its mortgage to this Lease, or placing a clause of such subordination in its mortgage and recording the same or in any pleadings filed by such mortgagee, in which events this Lease shall have priority over said mortgage.

Section 10.2 - Estoppel Certificates.

Either party shall from time to time, upon not less than fifteen (15) days’ prior written request by the other party, execute, acknowledge and deliver to the requesting party and/or any other designee a statement in writing certifying certain matters with respect to this Lease, all in form and substance reasonably acceptable to the executing party.

ARTICLE XI

MISCELLANEOUS

Section 11.1 – Intentionally Deleted.

Section 11.2 - Notices.

Whenever any notice, approval, consent, request, election, offer or acceptance is given or made pursuant to this Lease, it shall be in writing. Communications and payments shall be addressed, if to the Landlord, at the Landlord’s Address for Notices as set forth in Exhibit A or at such other address as may have been specified by prior notice to the Tenant; and if to the Tenant, at the Tenant’s Original Address (and following the Commencement Date, at the Premises) or at such other place as may have been specified by prior notice to the Landlord. Any communication so addressed shall be deemed duly given on the earlier of (i) the day following the day of mailing if mailed by a reputable overnight delivery service, or (ii) on the third business day following the day of mailing if mailed by registered or certified mail, return receipt requested. If the Landlord by notice to the Tenant at any time designates some other person to receive payments or notices, all payments or notices thereafter by the Tenant shall be paid or given to the agent designated until notice to the contrary is received by the Tenant from the Landlord.

Section 11.3 - Successors and Limitation on Liability on the Landlord.

Subject to the terms of Section 6.8 of this Lease, the obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successor Landlord shall be liable only for obligations accruing during the period of its ownership. The obligations of the Landlord shall be binding upon the assets of the Landlord consisting of an equity interest in the Property but not upon other assets of the Landlord and neither the Tenant, nor anyone claiming by, under or through the Tenant, shall be entitled to obtain any judgment creating personal liability on the part of the Landlord or enforcing any obligations of the Landlord against any assets of the Landlord other than an equity interest in the Property.

Section 11.4 - Waivers by the Landlord or Tenant.

The failure of the Landlord or the Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by the Landlord of Annual Fixed Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by the Landlord or the Tenant, unless such waiver be in writing signed by the waiving party. No consent or waiver, express or implied, by the Landlord or the Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

Section 11.5 - Acceptance of Partial Payments of Rent.

No acceptance by the Landlord of a lesser sum than the Annual Fixed Rent and Additional Rent then due shall be deemed to be other than a partial installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and the Landlord may accept such check or payment without prejudice to the Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided. The delivery of keys to any employee of the Landlord or to the Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

Section 11.6 - Interpretation and Partial Invalidity.

If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law. The titles of the Articles are for convenience only and not to be considered in construing this Lease. This Lease contains all of the agreements of the parties with respect to the subject matter thereof and supersedes all prior dealings between them with respect to such subject matter.

Section 11.7 - Quiet Enjoyment.

So long as the Tenant pays Annual Fixed Rent and Additional Rent, performs all other Tenant covenants of this Lease and observes all conditions hereof, the Tenant shall peaceably and quietly have, hold and enjoy the Premises free of any claims by, through or under the Landlord.

Section 11.8 - Brokerage.

Each party represents and warrants to the other that it has had no dealings with any broker or agent in connection with this Lease and shall indemnify, defend and hold harmless the other from claims for any brokerage commission by any other broker or agent claiming same by, through or under the indemnifying party.

Section 11.9 - Surrender of Premises and Holding Over.

The Tenant shall surrender possession of the Premises on the last day of the Term and the Tenant waives the right to any notice of termination or notice to quit. The Tenant covenants that upon the expiration or sooner termination of this Lease, it shall, without notice, deliver up and surrender possession of the Premises in the same condition in which the Tenant has agreed to keep the same during the continuance of this Lease and in accordance with the terms hereof, reasonable wear and tear excepted, first removing therefrom all items required to be removed pursuant to Section 4.2 of this Lease (with Landlord and Tenant reasonably agreeing upon any such removal plan for any Acquired Assets or other property or equipment which are attached to the Premises), and Tenant repairing all damage caused by such removal. Upon the expiration of this Lease or if the Premises should be abandoned by the Tenant, or this Lease should terminate for any cause, and at the time of such expiration, vacation, abandonment or termination, the Tenant or Tenant’s agents, subtenants or any other person should leave any property of any kind or character on or in the Premises, the fact of such leaving of property on or in the Premises shall be conclusive evidence of intent by the Tenant, and individuals and entities deriving their rights through the Tenant, to abandon such property so left in or upon the Premises, and such leaving shall constitute abandonment of the property. Landlord shall have the right and authority without notice to the Tenant or anyone else, to remove and destroy, or to sell or authorize disposal of such property, or any part thereof, without being in any way liable to the Tenant therefor and the proceeds thereof shall belong to the Landlord as compensation for the removal and disposition of such property.

If the Tenant fails to surrender possession of the Premises upon the expiration or sooner termination of this Lease, the Tenant shall pay to Landlord, as rent for any period after the expiration or sooner termination of this Lease an amount equal to two hundred percent (200%) of the Annual Fixed Rent and the Additional Rent required to be paid under this Lease as applied to any period in which the Tenant shall remain in possession. Acceptance by the Landlord of such payments shall not constitute a consent to a holdover hereunder or result in a renewal or extension of the Tenant’s rights of occupancy. Such payments shall be in addition to and shall not affect or limit the Landlord’s right of re-entry, Landlord’s right to collect such damages as may be available at law, or any other rights of the Landlord under this Lease or as provided by law.

Section 11.10 Tenant’s Right of First Offer.

(a) Sale Offer. If during the Term of this Lease, Landlord desires to transfer or sell the Property (other than (i) a transfer or sale of the Property in connection with a sale or other transaction involving all or a portion of Landlord’s business or assets, (ii) intra-company or affiliate transfers involving Landlord, or (iii) any other transfer or sale to a special purpose entity created to hold title to the Property for the benefit of Landlord or an affiliate of Landlord without material consideration therefore), then Landlord, prior to selling the Property, must first offer the Property for sale to Tenant in accordance with the terms of this Section 11.10 by delivering written notice thereof to Tenant (the “Sale Notice”).

(b) Right of First Offer. For a period of thirty (30) days following receipt of the Sale Notice (the “Sale Period”), Tenant shall have the right and option (the “Right of First Offer”), exercisable by written notice to Landlord delivered within the Sale Period, to elect to make an offer to Landlord to purchase the Property in accordance with terms and conditions to be contained therein (the “Tenant’s Offer”). If Tenant declines or fails to timely deliver the Tenant’s Offer in the Sale Period, then (i) the Right of First Offer shall forever lapse, (ii) Tenant’s rights under this Section 11.10 shall automatically become null and void and of no further force or effect, (iii) Landlord shall be permitted to sell the Property at any time free and clear of the terms of this Section 11.10 and (iv) upon Landlord’s request, Tenant shall promptly acknowledge the same in writing for the benefit of Landlord.

(c) If Tenant timely delivers the Tenant’s Offer within the Sale Period, then Landlord shall have a period of fifteen (15) days after receipt thereof (the “Acceptance Period”) to notify Tenant in writing (the “Landlord’s Acceptance Notice”) if Landlord accepts Tenant’s Offer on the terms and conditions contained therein. If Landlord declines or fails to timely deliver the Landlord’s Acceptance Notice in the Acceptance Period, then (i) the Right of First Offer shall forever lapse, (ii) Tenant’s Offer and Tenant’s rights under this Section 11.10 shall automatically become null and void and of no further force or effect, (iii) Landlord shall be permitted to sell the Property at any time free and clear of the terms of this Section 11.10 and (iv) upon Landlord’s request, Tenant shall promptly acknowledge the same in writing for the benefit of Landlord. If Landlord timely delivers the Landlord’s Acceptance Notice, then a binding contract shall be deemed to exist between the Tenant and Landlord with respect to the sale of the Property on the terms and conditions set forth in the Tenant’s Offer and Landlord and Tenant shall execute a purchase and sale agreement in accordance with the terms thereof.

Section 11.11 Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury, death or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

Section 11.13 Signage. Except with respect to any signage (including the location and design thereof), which may otherwise be reasonably agreed to by Landlord and Tenant, Tenant shall not be permitted to erect or place any other signage on the Building or in the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant, at its sole cost and expense, shall maintain, repair and replace any such permitted signage in good order and repair, ordinary wear and tear excepted. Tenant shall be required to comply with all applicable laws regarding such signage, including, without limitation, obtaining all necessary permits and approvals in connection with the installation thereof.

Section 11.14 Governing Law. This Lease shall be governed by and interpreted and enforced in accordance with the laws of the State of Wisconsin, without giving effect to any choice of law or conflict of laws rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

[signature page follows]

LANDLORD:	VESTA INTERMEDIATE FUNDING, INC.,
a Delaware corporation

	By:	/s/ Deborah A. Langer
Name: Deborah A. Langer
Title: President

TENANT:	SIENTRA, INC.,
a Delaware corporation

	By:	/s/ Jeffrey Nugent
Name: Jeffrey Nugent
Title: Chief Executive Officer

[Signature Page to Lease]

EXHIBIT A

Basic Lease Terms

Commencement Date:	November 7, 2019.

Annual Fixed Rent for the Term:	$200,000 for each of the first (1st) and second (2nd) years of the Initial Term, and $320,000 for each of the third (3rd) and fourth (4th) years of the Initial Term. Additional Fixed Rent during the Extended Term shall be as set forth in Section 2.6 of this Lease.

Initial Term:	Forty-Eight (48) months from the Commencement Date.

Landlord’s Original Address:	Vesta Intermediate Funding, Inc. 9900 South 57th Street Franklin, WI 53132

Landlord’s Address for Notices:	Landlord’s Original Address with copies in like manner to:

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And:

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Premises:	The Initial Premises shall consist of approximately 11,982 square feet of space located in the Building, as depicted on Exhibit B-1, attached hereto and incorporated by reference herein.

The Expansion Premises shall consist of approximately 11,703 square feet of space located in the Building, as depicted on Exhibit C, attached hereto and incorporated by reference herein.

Permitted Uses:	The manufacture, storage and shipment of silicone-based medical devices substantially consistent with the use of the Premises by Landlord prior to the date hereof, and necessary uses related thereto, including office use related thereto, and for no other purpose.

Tenant’s Original Address:	Sientra, Inc. 420 S. Fairview Avenue, Suite 200 Santa Barbra, California 93117

And :

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Total Floor Area of Building:	Approximately 112,520 sf, as same may be adjusted in accordance with Section 3.1 of this Lease.